Exhibit 99.2

Newpark Resources, Inc. NYSE: NR Leadership, Focus and Growth

August 2010 Company Fact Sheet	www.Newpark.com
•
Recognized Name in Drilling Fluids. Newpark Resources (NR) is one of the leading providers of proprietary drilling fluids to the oil and gas industry, in addition to offering environmental oilfield waste disposal services and specialized well site construction services. NR derives over 80% of its revenues from its fluids business and, according to company estimates, has an approximate 16% share of the U.S. market.

•
Gaining Worldwide Share of Fluids Business. Key markets for Newpark’s fluids systems are in North America, South America and the Mediterranean. Its worldwide market share was approximately 5.5% in 2009*, and has been gaining market share in the first half of 2010. During the 2010 second quarter, the drilling fluids segment grew revenues both sequentially and year over year at 10% and 68%, respectively. This business benefited from a growing U.S. rig count and market share gains in domestic shale plays where it is deploying a new high-performance water-based fluid systems.

•
Technological Differentiation in Water-Based Fluids. Newpark’s development of Evolution™, a high-performance water-based fluid for the Haynesville Shale has shown promising results. So far, it has shown performance characteristics that are comparable to those of traditional oil-based systems, but also offers environmental and safety benefits. Based on favorable results seen in the Haynesville, the Company believes this technology will be an important competitive differentiator that can be successfully applied in other U.S. shales as well as the international markets.

•
Redeploying Assets Benefits Mats Business. Newpark’s Mats & Integrated Services (NMIS) segment is a top provider of rental mats and well site construction services. The segment’s revenues improved 25% sequentially to about $17 million during the second quarter of 2010, largely due to the rental of composite mats in the Marcellus shale and the Rockies for environmental applications. Currently about 50% of Newpark’s rental mat fleet is outside of the Gulf Coast region, as the mats are increasingly being used to minimize erosion, contain spillage and protect plant life.

•
Environmental Services Continues to Perform Well. Revenues from the Environmental Services segment rose 27% sequentially during the second quarter, benefiting partially from the cleanup activity in the Gulf of Mexico related to the Horizon deepwater oil spill.

•
Reducing Debt. The Company continues to exercise financial discipline in allocating cash toward debt reduction and ongoing capital expenditures. As of June 30, 2010, Newpark had a total debt burden of $120 million, down from $145 million a year ago, representing a debt to total capitalization of 24% compared with 29% at the end of the same period last year.

Price (August 20, 2010)	$8.20
Stock Data

Fiscal Year-End:	December
Symbol / Exchange:	NR / NYSE
52-Week Range:	$2.30 - $8.81
Common Shares O/S:	89.9	mm
Market Capitalization:	$737	mm
Total Enterprise Value (TEV) 1):	$845	mm
Average Daily Volume (L3M):	1,210,570
Insider Ownership 2):	2.4%
13F Institutional Ownership 3):	87.3%
Financial Data

	6/30/10		12/31/09
Total Cash:	$12.2	mm	$11.5	mm
Total Debt:	$120.1	mm	$123.0	mm
Total Stockholders’ Equity:	$381.2	mm	$368.0	mm
Net Debt / Net Book Capital:	22.1%		23.3%

	2Q10		2Q09
Revenue ($mm) :	$181.4		$109.7
Operating Income ($mm) :	$19.9		$(9.9)
EPS:	$0.12		$(0.10)
Segment Data

Revenue Mix	2Q10
North America / International	77% / 23%
Fluid Systems / Mats / Environmental	83% / 9.4% / 7.6%

Stock Price (1-year price performance)

1)	Total Enterprise Value (TEV) defined as market capitalization plus total debt less cash.

2)	Represents executive officers and directors as disclosed in the latest Proxy Statement on file with the SEC.

3)	As reported by Bigdough

*Source: Spears & Associates, Inc.	©2010 Newpark Resources, Inc.
All Rights Reserved.

Fact Sheet	August 2010
Company Overview
Newpark Resources, Inc. (“NR” or the “Company”) is a worldwide provider of proprietary drilling fluids, temporary access roads for oilfield and other commercial markets, well site construction, management and equipment rentals, and environmental oilfield waste disposal services. The Company operates in the U.S. Gulf Coast, West Texas, East Texas, Oklahoma, North Louisiana, the Rocky Mountains, and Northeast regions as well as Canada, Brazil, Mexico, the United Kingdom and areas of Europe and North Africa.
New Technology Driving Growth for Drilling Fluids. Drilling fluids represent the core of Newpark’s business and serve a fundamental and critical function in oil and gas drilling as the liquid medium in a rig’s “circulation system.” Different drilling conditions call for fluids of varying density, viscosity and weight to drill in the most effective and efficient means possible.
The Company’s fluids business accounted for roughly 83% of total consolidated revenues in the second quarter of 2010, and has historically been the fastest growing business segment. During the first half of 2010, Newpark continued to gain market share in the U.S., including the Haynesville Shale with its new water-based drilling fluid systems, which is called Evolution™. Newpark has differentiated its product line with highly technical water-based fluids systems that provide safer, more environmentally-friendly alternatives to traditional oil-based or synthetic fluids. Evolution™ has been introduced into the Haynesville and has performed comparably to oil-based fluids. The Company continues to develop and refine the Evolution™ product line and broaden its reach beyond the Haynesville. The Company currently has an initial formulation for trial in the Barnett Shale and is preparing a formulation for the Fayetteville Shale. These wells are expected to be drilled during the 2010 third quarter. Going forward, these systems have potential for incremental share gains as they represent drilling cost savings versus oil-based fluids while offering comparable performance attributes.
Growth Opportunities for Fluids in International Markets. Expansion beyond the North American market is one of the cornerstones of the Company’s growth strategy, and its expanded presence in Europe and northern Africa (collectively referred to as the Mediterranean) has helped to offset a large part of the volatility in domestic markets. During the 2010 second quarter, Mediterranean revenues rose 35% sequentially to $30.2 million. Algeria continues to be Newpark’s largest market, accounting for approximately 30% of revenues. Other areas such as Libya, Tunisia, Italy and Romania also posed strong sequential growth as a result of several customers initiating new drilling programs. Newpark expects to begin work in Egypt in the third quarter and is working to expand into Angola. Drilling activity waned in Brazil during the second quarter, as expected, but the Company plans to be active on a deepwater well for an international oil company during the third quarter and anticipates further drilling activity with another IOC in the fourth quarter.
Mats Benefit from Redeployment. Newpark’s Mats & Integrated Services (NMIS) segment is largely comprised of the rental and sale of interlocking composite mat systems to facilitate work in unstable soil conditions at remote drilling worksites. Such services also have other commercial applications, and the Company plans to expand beyond its traditional E&P sector to diversify revenues. Recently, the composite mat systems have been increasingly used by exploration and production operators for environmental applications in the Northeast and Rocky Mountain regions. The mats protect the environment around the drilling site from spillage and runoff.
During the second quarter of 2010, revenue in this segment almost doubled to approximately $17.0 million from $8.6 million in the same quarter a year ago and rose 25% sequentially as the Company continues to redeploy its mats from the Gulf Coast to new markets, including the Marcellus, the Rocky Mountains and in the U.K. During the quarter, higher utilization of the mat rental fleet contributed to improved operating margins of 30% compared to 20% in the first quarter.
Environmental Services Shows Solid Growth. Newpark’s Environmental Services (NES) business processes and disposes of non-hazardous oilfield and industrial waste generated by its E&P customers. Its use of low-pressure techniques and disposal into underground geological structures has gained it a leading market share in the Gulf Coast region. In the second quarter of 2010, revenues rose 27% sequentially to $13.8 million, which included $2.0 million in revenues from the Deepwater Horizon oil spill in the Gulf of Mexico (GoM). The Company expects cleanup activity related to the spill to continue through the third quarter, although at a slower rate than the second quarter, partially offsetting a decline in traditional waste disposal in the federal waters of the GoM. New U.S. government-imposed restrictions and limitations, including permitting delays, will likely negatively impact offshore drilling activity, and thus reduce the need for traditional waste disposal services.
Capital Structure Continues to Improve. At the end of the 2010 second quarter, Newpark reduced its total debt from the first quarter by $8 million to $120 million, resulting in a debt to total capitalization ratio of 24%. The Company’s cash balance was $12.2 million at the end of June 2010. Capital expenditures totaled $4.0 million during the quarter, but are expected to increase over the balance of the year because of the improving drilling environment.
Top and Bottom Lines Continue Momentum. The first half of 2010 was strong for the Company, benefiting from an improving domestic land drilling environment. Newpark reported total revenue of $181.4 million in the 2010 second quarter, up 13% over the 2010 first quarter and up 65% from a year ago. Due to an improving U.S. rig count, ongoing cost-cutting measures, and market share gains, all segments were again profitable during the second quarter, with operating margins for all three segments showing increases relative to the first quarter and the same period last year.
As a result of government restrictions placed on Gulf of Mexico drilling activity following the Deepwater Horizon oil spill, Newpark expects revenues will be lower in the second half of 2010 as compared to the first half of the year. Revenues are expected to be about $7.0 million to $9.0 million lower and operating income to be $4.0 million to $5.0 million lower in the third quarter of 2010, as compared to the second quarter of 2010.

©2010 Newpark Resources, Inc.	Page 2
All Rights Reserved.

Fact Sheet	August 2010
2009 Market Share Growth Impacted by North American Downturn . . .
Source: Spears & Associates, Inc.-Drilling & Completion Fluids, January 2010
...But Solid Second Quarter 2010 Results with Improving Land Drilling Activity
Source: Company Reports
International Markets Help To Diversify Revenue Base
Source: Company Reports

©2010 Newpark Resources, Inc.	Page 3
All Rights Reserved.

Newpark Resources, Inc.
NYSE: NR
COMPANY HEADQUARTERS

2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381

Phone: (281) 362-6800 • Fax: (281) 362-6801

www.newpark.com
INVESTOR RELATIONS CONTACT

James E. Braun
Vice President and Chief Financial Officer
jbraun@newpark.com
This document is issued by Newpark Resources, Inc. and was prepared in conjunction with the firm of Dennard Rupp Gray & Easterly, LLC.
Reader Advisory and Forward Looking Statements
This Fact Sheet is presented as a brief company overview for the information of investors, analysts and other parties with an interest in the Company. Newpark’s management hopes that this Fact Sheet will encourage analysts and investors to investigate more about the Company through its Securities and Exchange Commission (SEC) filings, press releases and other public materials. This Fact Sheet does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. This Fact Sheet contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects”, “anticipates”, “plans”, “intends”, “projects”, “indicates” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this Fact Sheet and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, the impact of severe weather, particularly in the U.S. Gulf Coast and the impact of the Deepwater Horizon oil spill and the statutory or regulatory measures in response thereto. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at http://www.sec.gov, as well as through our website at http://www.newpark.com. This Fact Sheet does not purport to be all-inclusive or to contain all of the information that a reader may desire regarding the structure or the affairs of the Company. The information contained in this Fact Sheet is only current as of August 20, 2010 and the Company undertakes no obligation to update this Fact Sheet.
©2010 Newpark Resources, Inc.
All Rights Reserved.